Exhibit 99.1

General Cannabis Announces Closing of Private Financing and Preliminary Third Quarter Revenue

DENVER, October 10, 2017 – General Cannabis Corp. (OTCQB: CANN), the comprehensive national resource to the regulated cannabis industry, today announced the closing of a private placement financing resulting in $725,000 of cash and cancellation of $25,000 of debt. The financing consisted of units sold at a price of $1.00 per unit, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $0.50 per share exercisable immediately through October 9, 2019.  At closing, the Company issued an aggregate of 750,000 shares of common stock and warrants to purchase up to 750,000 shares of common stock.

General Cannabis also reported today its preliminary unaudited 2017 third quarter revenue of approximately $980,000, an increase of approximately 17% compared to the same period in 2016, driven by growth in our operations consulting and products segment.  Estimated 2017 third quarter revenue increased by 15% compared to the second quarter of 2017, due primarily to organic growth in our security segment, as well as the acquisition of Mile High Protection Services. We also expect to have our highest level of quarterly revenue since inception.

 “We continue to focus on the profitability of our operating segments as we expand on a national scale,” said Robert Frichtel, Chief Executive Officer of General Cannabis. “The capital raise gives us the necessary working capital as we continue to focus on national expansion of each of our operating businesses.  We enter the fourth quarter poised to continue our expansion.”

“The General Cannabis model continues to prove itself.  We continue to achieve strong revenues and growth.   As we look to 2018, we expect that our business will continue to expand out of Colorado and into new markets where we can leverage our knowledge and experience.  With the capital raise complete, we will look to maximize revenues and gross profit,” said Michael Feinsod, Executive Chairman of General Cannabis.  “Our goal is to achieve profitability within each operating segment and grow our business to absorb the overhead necessary to operate a public company.  Each of our operating divisions is managed by the entrepreneurial management teams we have acquired and built in Colorado.  These operating divisions can continue to expand and rely on the balance sheet and infrastructure support of General Cannabis..  We plan to continue to acquire companies run by strong management teams who can leverage our platform as regulated cannabis continues its expansion nationwide.”

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the SEC registering the resale of the shares of common stock purchased in the private placement and the shares of common stock issuable upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About General Cannabis Corp

General Cannabis Corp is the comprehensive national resource for the highest quality service providers available to the regulated cannabis industry.  We are a trusted partner to the cultivation, production and retail sides of the cannabis business.  We do this through a combination of strong operating divisions such as security, marketing, operational consulting and products, real estate and financing. As a synergistic holding company, our divisions are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed.  Our website address is www.generalcann.com.

Forward-looking Statements

This presentation contains forward-looking statements that relate to future events or General Cannabis’ future performance or financial condition. Such statements include statements regarding the opportunity for us to significantly expand our business; statements that we are well-positioned to acquire additional businesses or expand into new markets; statements that we expect to make more acquisitions; statements that we expect continued growth; and statements relating to our preliminary results of operations.  Any statements that are not statements of historical fact, such as the statements above and including statements containing the words “plans,” “anticipates,” “expects” and similar expressions, should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.

Actual results may differ materially from those in the forward-looking statements as result of a number of factors, including those described from time to time in General Cannabis’ filings with the Securities and Exchange Commission. General Cannabis undertakes no duty to update any forward-looking statements made herein. Our preliminary operating results for the quarter ended September 30, 2017, are subject to adjustment as we complete our year-end audit and other processes and are not necessarily indicative of our operating results for any future periods.

Contact

Robert Frichtel

CEO, General Cannabis Corp

(303) 759-1300